Exhibit 10.18

Execution Version

CREDIT AGREEMENT

between

BEST FLOW LINE EQUIPMENT, L.P.,

as Borrower

and

EQUIFY FINANCIAL, LLC,

as Lender

DATED AS OF FEBRUARY 4, 2019

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7.	AFFIRMATIVE COVENANTS		18
	7.1	Reporting Requirements	18
	7.2	Maintenance of Existence; Conduct of Business	20
	7.3	Maintenance of Properties	20
	7.4	Taxes and Claims	20
	7.5	Insurance.	20
	7.6	Inspection Rights	20
	7.7	Keeping Books and Records	21
	7.8	Compliance with Laws	21
	7.9	Compliance with Agreements	21
	7.10	Further Assurances	21
	7.11	ERISA	21
	7.12	Depository Relationship	21
	7.13	Additional Guarantors	21
	7.14	Anti-Corruption Laws	21
	7.15	Post-Closing Matters	21

8.	NEGATIVE COVENANTS		22
	8.1	Debt	22
	8.2	Limitation on Liens	22
	8.3	Mergers, Etc.	22
	8.4	Restricted Payments	22
	8.5	Loans and Investments	23
	8.6	Limitation on Issuance of Equity	23
	8.7	Transactions with Affiliates	23
	8.8	Disposition of Assets	23
	8.9	Sale and Leaseback	23
	8.10	Prepayment of Debt	23
	8.11	Nature of Business	23
	8.12	Environmental Protection	24
	8.13	Accounting	24
	8.14	No Negative Pledge	24
	8.15	Subsidiaries	24
	8.16	Hedge Agreements	24
	8.17	OFAC	24
	8.18	Amendment of Constituent Documents	24
	8.19	Anti-Corruption Laws	24

9.	DEFAULT		24
	9.1	Events of Default	24
	9.2	Remedies Upon Default	26
	9.3	Application of Funds	26
	9.4	Performance by Lender	27

10.	MISCELLANEOUS		27
	10.1	Expenses	27
	10.2	INDEMNIFICATION	27
	10.3	Limitation of Liability	28
	10.4	No Duty	28
	10.5	Lender Not Fiduciary	28
	10.6	Equitable Relief	28

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10.7	No Waiver; Cumulative Remedies	28
10.8	Successors and Assigns	29
10.9	Survival	29
10.10	Amendment	29
10.11	Notices	29
10.12	Governing Law; Venue; Service of Process	29
10.13	Counterparts	30
10.14	Severability	30
10.15	Headings	30
10.16	Participations; Etc.	30
10.17	Construction	30
10.18	Independence of Covenants	30
10.19	WAIVER OF JURY TRIAL	30
10.20	Additional Interest Provision	30
10.21	Ceiling Election	31
10.22	USA Patriot Act Notice	31
10.23	NOTICE OF FINAL AGREEMENT	31

INDEX TO EXHIBITS

A	Borrowing Base Report	1.1
B	Compliance Certificate	1.1
C	Note	1.1

INDEX TO SCHEDULES

6.4	Business Operations	6.4
6.5	Litigation and Judgments	6.5
8.1	Existing Debt	8.1
8.2	Existing Liens	8.2

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CREDIT AGREEMENT

This CREDIT AGREEMENT (the “Agreement”), is made as of February 4, 2019, by and between BEST FLOW LINE EQUIPMENT, LP, a Texas limited liability partnership (“Borrower”), and EQUIFY FINANCIAL, LLC, a Texas limited liability company (“Lender”).

R E C I T A L S:

Borrower has requested that Lender extend credit to Borrower as described in this Agreement. Lender is willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and, unless otherwise specified therein, in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:

“Advance” means an advance by Lender to Borrower pursuant to Section 2.

“Advance Request Form” means a certificate, in a form approved by Lender, properly completed and signed by Borrower requesting an Advance.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event will Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Applicable Margin” means three hundred fifty basis points (3.50%).

“Blocked Account” means the deposit account denominated as Account No. 046699979 maintained at Hancock Whitney Bank or such other account as may be approved by Lender, in each case to the extent such account is subject to a first priority, perfected Lien in favor of Lender pursuant to a deposit account control agreement that directs that all funds held in such account be remitted daily to Lender and otherwise in form and substance acceptable to Lender, together with any lockbox associated with such deposit account subject to a lockbox agreement in form and substance acceptable to Lender.

“Borrower” means the Person identified as such in the introductory paragraph hereto, and its successors and assigns to the extent permitted by Section 10.8.

“Borrowing Base” means, as of any date, an amount equal to the sum of (a) eighty-five percent (85%) of the value of Eligible Accounts, plus (b) fifty-five percent (55%) of the value of Eligible Inventory, plus (c) an amount equal to the Eligible Equipment Amount, minus (d) reserves established by Lender in its sole discretion.

“Borrowing Base Report” means, as of any date of preparation, a certificate, substantially the form of Exhibit A, prepared by and certified by a Responsible Officer.

“Business Day” means a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Fort Worth, Texas are authorized or required by law to be closed. Unless otherwise provided, the term “days” when used herein means calendar days.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Change” means (a) any change after the date of this Agreement in the risk based capital guidelines applicable to Lender, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement that affects capital adequacy or the amount of capital required or expected to be maintained by Lender or any entity controlling Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change,” regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning set forth in Section 4.1.

“Commitment” means the obligation of Lender to make Advances pursuant to Section 2.1(a) in an aggregate principal amount at any time outstanding up to but not exceeding $28,000,000.00, subject, however, to termination pursuant to Section 9.2.

“Commitment Fee” means $280,000.00.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, prepared by and certified by a Responsible Officer.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases;” (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan; and (n) all Hedge Obligations of such Person; and (o) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person, valued, in the case of redeemable preferred stock interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends.

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means, with respect to any Obligations, the lesser of (a) a rate per annum equal to the interest rate, fee, commission or other rate applicable thereto, plus five hundred basis points (5.00%), and (b) the Maximum Rate.

“Dollars” and “$” mean lawful money of the United States of America.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Eligible Accounts” means, as of any applicable period of determination thereof, all accounts receivable of Borrower (net of service charges, interest and finance fees) created in the ordinary course of business that are acceptable to Lender and satisfy the following conditions:

(a) The account complies with all applicable laws, rules, and regulations, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

(b) The account has not been outstanding for more than one hundred twenty (120) days past the original date of creation or ninety (90) days past the original date of invoice;

(c) The account does not represent a commission and the account was created in connection with (i) the sale of goods by Borrower in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor, or (ii) the performance of services by Borrower in the ordinary course of business and such services have been completed and accepted by the account debtor;

(d) The account arises from an enforceable contract, the performance of which has been completed by Borrower;

(e) The account does not arise from the sale of any good that is from a bonded contract or is on a bill-and-hold, bartered, advance, pre-bill, progress, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;

(f) Borrower has good and indefeasible title to the account, the account is subject to a perfected Lien in favor of Lender, and the account is not subject to any other Lien;

(g) The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by Borrower to Lender in and to such account;

(h) The account is not subject to any retainage, setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment;

(i) The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

(j) The account is not evidenced by chattel paper or an instrument;

(k) No default exists under the account by any party thereto;

(l) The account debtor has not returned or refused to retain, or otherwise notified Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose;

(m) The account is not cash on delivery, a credit card account, or a consumer account;

(n) The account is payable in Dollars by the account debtor;

(o) The account is not owed by an account debtor whose accounts Lender in its sole discretion has chosen to exclude from Eligible Accounts;

(p) The account debtor is domiciled in the United States of America or, if not domiciled in the United States of America, the applicable account is supported by credit insurance or another form of credit support, in each case in form and substance acceptable to Lender;

(q) If an account debtor is not an Affiliate of Borrower, no more than twenty-five percent (25%) of the aggregate balances then outstanding on all accounts owed by such account debtor and its Affiliates to Borrower and its Subsidiaries are more than ninety (90) days past the dates of their original invoices;

(r) If the account debtor is the United States of America or any department, agency, or instrumentality thereof, the Federal Assignment of Claims Act of 1940, has been complied with; and

(t) The Account is otherwise acceptable in the sole discretion of Lender; provided that Lender has the right to create and adjust eligibility standards and related reserves from time to time in its Permitted Discretion.

The amount of the Eligible Accounts owed by an account debtor to Borrower shall be reduced by the amount of all “contra accounts” and other obligations owed by Borrower and its Subsidiaries to such account debtor.

“Eligible Equipment Amount” means, as of any applicable period of determination thereof, an amount determined by Lender in its sole discretion may be included in the calculation of the Borrowing Base and of which Borrower has been notified with respect to the value of equipment in excess of amounts secured by such equipment and for which Borrower has delivered to Lender such reports and other information as Lender may, in its sole discretion, require.

“Eligible Inventory” means, as of any applicable date of determination, all inventory of finished goods of Borrower that is acceptable to Lender valued at the lower of actual cost or fair market value (net of reserves against inventory, including for obsolescence and in respect of damaged goods) and satisfies the following conditions:

(a) Borrower has good and indefeasible title to the inventory;

(b) The inventory is subject to a perfected Lien in favor of Lender, and the inventory is not subject to any other Lien;

(c) The inventory is in the possession or under the control of Borrower; and

(d) The inventory is held for sale or disposition in the ordinary course of Borrower’s business;

provided, however, that Eligible Inventory shall not include (1) inventory that has been shipped or delivered to a customer on consignment, a sale-or-return basis, or on the basis of any similar understanding, (2) inventory with respect to which a claim exists disputing Borrower’s title to or right to possession of such inventory, (3) inventory that is not in good condition or does not comply with any applicable law, rule, or regulation or any standard imposed by any Governmental Authority with respect to its manufacture, use, or sale, (4) inventory that is damaged, obsolete or otherwise not readily saleable, (5) inventory covered by negotiable warehouse or other document of title (unless the same is in the possession of Lender) (6) inventory held for rental or lease, (7) inventory that Lender, in its Permitted Discretion, has determined to be unmarketable, (8) inventory subject to third-party Intellectual Property agreements, (9) inventory that requires consent of a third-party for manufacture or sale and (10) fixed assets.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as an Obligated Party or is under common control (within the meaning of Section 414(c) of the Code and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) with an Obligated Party.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Obligated Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Obligated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligated Party or any ERISA Affiliate, (g) the failure of any Obligated Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code.

“Event of Default” has the meaning set forth in Section 9.1.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Person who from time to time Guarantees all or any part of the Obligations, and “Guarantor” means any one of the Guarantors.

“Guaranty” means a written guaranty of each Guarantor in favor of Lender, in form and substance satisfactory to Lender.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”) and (c) any and all Master Agreements and any and all related confirmations.

“Hedge Obligations” means, for any Person, any and all obligations (whether absolute or contingent and howsoever and whensoever created) of such Person to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act arising, evidenced or acquired under (a) any and all Hedging Agreements, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreements, and (c) any and all renewals, extensions and modifications of any Hedging Agreements and any and all substitutions of any Hedging Agreements.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

“Lender” means the Person identified as such in the introductory paragraph hereto, and includes its successors and assigns.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan” means any Advance.

“Loan Documents” means this Agreement, the Security Documents, the Note, and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents.

“Master Agreement” has the meaning set forth in the definition of “Hedge Agreement.”

“Material Adverse Event” means any act, event, condition, or circumstance which could materially and adversely affect: (a) the operations, business, properties, liabilities (actual or contingent), or financial condition of Borrower or Borrower and its Subsidiaries, taken as a whole; (b) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make by or there is any liability, contingent or otherwise, with respect to an Obligated Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Note” means the promissory note of Borrower payable to the order of Lender, in substantially the form of Exhibit C.

“Obligated Party” means Borrower, each Guarantor or any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower, each Guarantor and any other Obligated Party to Lender or any Affiliate of Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“OFAC” means the Office of Foreign Assets Control.

“Operating Lease” means any lease (other than a lease constituting a Capitalized Lease Obligation) of real or personal Property.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permitted Acquisition” means any acquisition of the capital stock or other equity interests of or all or substantially all of the assets of any Person, for which the total consideration in respect of such acquisition does not exceed $1,000,000 or, if in excess of $1,000,000, such excess is funded solely with proceeds of Subordinated Debt or new equity contributions to Borrower made for the sole purpose of consummating such acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Tax Distributions” means, with respect to any Person, any dividend or distribution to any holder of such Person’s stock or other equity interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner of such Person under federal, state, and local income tax laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such holders hold stock or other equity interests of such Person.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Prime Rate” means, for any day, the rate of interest per annum quoted in the “Money Rates” section of The Wall Street Journal from time to time and designated as the “Prime Rate”. Without notice to Borrower, such base prime rate shall change automatically from time to time, as and in the amount, by which such rate shall fluctuate, with each such change to be effective as of the date of each change in such rate. The base prime rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Lender. If such prime rate, as so quoted is split between two or more different interest rates, then the Prime Rate shall be the highest of such interest rates. If such prime rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate will be the rate of interest per annum established from time to time by Lender and designated as its base or prime rate, which may not necessarily be the lowest interest rate charged by Lender and is set by Lender in its sole discretion.

“Principal Office” means the principal office of Lender, presently located at 777 Main Street, Suite 3900, Fort Worth, TX 76102.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Related Indebtedness” has the meaning set forth in Section 10.20.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of Borrower or its general partner or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and its general partner and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower or its general partner, as applicable.

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Secured Parties” means the collective reference to Lender and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Documents” means each and every security agreement, pledge agreement, mortgage, deed of trust or other collateral security agreement required by or delivered to Lender from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“Subordinated Debt” means any unsecured Debt of Borrower (other than the Obligations) that has been subordinated to the Obligations by written agreement, in form and content satisfactory to Lender and which has been approved in writing by Lender as constituting Subordinated Debt for purposes of this Agreement.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

“Termination Date” means 2:00 P.M. (Fort Worth, Texas time) on February 4, 2021, or such earlier date on which the Commitment terminates as provided in this Agreement, including without limitation pursuant to Section 2.5.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Texas; provided, however, that in any event, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority (or terms of similar import in any applicable jurisdiction) of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code (or other similar law) as in effect in a jurisdiction (whether within or outside the United States) other than the State of Texas, the term “UCC” shall mean the Uniform Commercial Code (or other similar law) as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority (or terms of similar import in such jurisdiction) and for purposes of definitions related to such provisions.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging which may be allowed under Section 310(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

1.2 Accounting Matters. Any accounting term used in this Agreement or any other Loan Document shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, with respect to Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing

1.3 ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or Lender may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

1.4 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. The word “shall” as used herein and in any other Loan Document will have the same meaning as the word “will” unless context clearly indicates otherwise.

1.5 Reserves. Anything to the contrary notwithstanding, Lender has the right to establish reserves against the Borrowing Base in such amounts, and with respect to such matters, as Lender in its sole discretion shall deem necessary or appropriate, including without limitation reserves with respect to (i) sums that Borrower or any other Obligated Party are required to pay (such as taxes, fees, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (ii) risks to repayment of the Obligations resulting from financial performance of Borrower.

2.	ADVANCES AND LETTERS OF CREDIT.

2.1 Advances. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more revolving credit loans to Borrower from time to time from the date hereof up to but excluding the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Commitment, provided that the aggregate amount of all Advances at any time outstanding shall not exceed the lesser of (i) the amount of the Commitment and (ii) the Borrowing Base. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

(a) Note. The obligation of Borrower to repay the Loans and interest thereon shall be evidenced by the Note executed by Borrower, and payable to the order of Lender, in the principal amount of the Commitment as originally in effect.

(b) Repayment of Advances. Borrower shall repay the unpaid principal amount of all Advances, together with interest thereon, and all other Obligations on the Termination Date, or sooner by reason of acceleration of the Obligations by Lender as provided in this Agreement.

(c) Interest. The unpaid principal amount of the Advances will, subject to the following sentence, bear interest at a per annum rate equal to the lesser of (i) the Prime Rate plus the Applicable Margin and (ii) the

Maximum Rate. All accrued but unpaid interest on the outstanding principal balance of the Obligations is due and payable in monthly installments beginning on the first day of the first calendar month commencing after the date of this Agreement, and continuing on each first day of each calendar month thereafter. If at any time the rate of interest specified herein would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Advances below the Maximum Rate until the aggregate amount of interest otherwise accrued on the Advances equals the aggregate amount of interest which would have accrued on the Advances if the interest rate had not been limited by the Maximum Rate. For so long as any Event of Default exists under this Agreement or under any of the other Loan Documents, regardless of whether or not there has been an acceleration of any Obligations, and at all times after the Termination Date or the acceleration of the Obligations in accordance with this Agreement or otherwise, and in addition to all other rights and remedies of Lender hereunder or under any other Loan Document, interest shall accrue on the outstanding Obligations at the Default Rate from and after the date Lender notifies Borrower of its election to charge the Default Rate (in writing or by electronic mail) and, once accrued, will be immediately due and payable on demand. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment or Event of Default, and such accrued interest at the Default Rate is a reasonable estimate of those damages and does not constitute a penalty.

(d) Borrowing Procedure. Borrower shall give Lender notice of each Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to Lender no later than 5:00 p.m. (Fort Worth, Texas time) on the Business Day immediately preceding the Business Day that Borrower has requested as the date of any Advance (or such later time as Lender may agree in its sole discretion). Advances shall be in a minimum amount of $100,000 and in increments of $5,000 in excess thereof. Lender at its option may accept telephonic requests for such Advances, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for an Advance by Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to Lender, but failure to deliver an Advance Request Form shall not be a defense to payment of the Advance. Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Advance shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower subject to a first-priority, perfected Lien in favor of Lender or as otherwise requested by Borrower and as agreed by Lender.

2.2	General Provisions Regarding Interest; Etc.

(a) Default Rate. Any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear at the election of Lender interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, at any time that an Event of Default exists, all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Rate. Interest payable at the Default Rate shall be payable from time to time on demand. Notwithstanding the foregoing, Lender shall provide Borrower notice of its intention to charge such Default Rate (in writing or by electronic mail) and shall not charge the Default Rate retroactively for periods prior to such notice.

(b) Computation of Interest. Interest on the Advances and all other amounts payable by Borrower hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable.

(c) Changes. If Lender determines that the amount of capital required or expected to be maintained by Lender or any entity controlling Lender, is increased as a result of a Change, then, within 15 days of demand by Lender, Borrower shall pay to Lender the amount necessary to compensate Lender for any shortfall in the rate of return on the portion of such increased capital that Lender determines is attributable to this Note or the principal amount outstanding hereunder (after taking into account Lender’s policies as to capital adequacy).

2.3 Administration Fee. In consideration of the financial accommodation contained herein and in the other Loan Documents, Borrower agrees to pay to Lender a non-refundable $1,000 monthly administration fee, commencing on the first Business Day of the first calendar month following the date of this Agreement, and on the first Business Day of each subsequent calendar month thereafter. Such administration fee is non-refundable and will be fully earned, due and payable on each such first Business Day of each calendar month.

2.4 Use of Proceeds. The proceeds of the Advances shall be used by Borrower for working capital in the ordinary course of business and to repay the indebtedness of Borrower to existing prior to the date of this Agreement owed to Bibby Financial Services, Inc. and, on a subordinated basis, to certain affiliated Persons.

2.5 Early Termination. Borrower may elect to terminate the Commitment at any time upon at least five Business Days prior written notice to Lender; provided, however, that Borrower will, on the effective date of such termination, pay to Lender an early termination fee in an amount equal to (a) two percent (2%) of the Commitment then in effect if the effective date of such termination is on or before the first anniversary of the date of this Agreement and (b) one percent (1%) of the Commitment then in effect if the effective date of such termination is thereafter.

3.	PAYMENTS.

3.1 Method of Payment. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Lender at the Principal Office (or at such other place as Lender, in Lender’s sole discretion, may have established by delivery of written notice thereof to Borrower from time to time) in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time. Payments by check or draft will not constitute payment in immediately available funds until the required amount is actually received by Lender in full. Payments in immediately available funds received by Lender in the place designated for payment on a Business Day prior to 2:00 p.m. (Fort Worth, Texas time) at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Lender on a day other than a Business Day or after 2:00 p.m. (Fort Worth, Texas time) on a Business Day shall not be credited until the next succeeding Business Day. If any payment of any Obligations becomes due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment. Borrower is and will be obligated to pay all principal, interest and any and all other Obligations that become payable absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Lender hereunder is deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any termination of the Commitment or cancellation or satisfaction of the Obligations or return thereof to Borrower and will not be deemed discharged or satisfied with any prior payment thereof or termination of this Agreement or any other Loan Document, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand. Remittances in payment of any part of any Obligations other than in the required amount in immediately available funds in accordance with this Agreement will not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in full in accordance herewith and will be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default in the payment thereof.

3.2 Prepayments.

(a) Voluntary Prepayments. Borrower may prepay all or any portion of the Obligations.

(b) Mandatory Prepayment. If at any time the unpaid principal balance of Advances exceeds the Borrowing Base then in effect, then Borrower shall immediately prepay the entire amount of such excess to Lender.

3.3 Cash Management. Borrower and each of its Subsidiaries will at all times maintain the Blocked Account and direct all account debtors to make payment with respect to all accounts to the Blocked Account. In addition, Borrower and each of its Subsidiaries will, promptly upon receipt, deposit in the Blocked Account any payments and monies received directly from account debtors in respect of accounts, in the form received, to be held in trust for the benefit of Lender until so remitted to the Blocked Account. Borrower (for itself and to the extent allowed by law on behalf of each of its Subsidiaries) hereby irrevocably authorizes and directs Lender to apply any and all amounts received by Lender from the Blocked Account at any time to the Obligations. Lender hereby agrees to promptly remit to Borrower any amounts received at any time in excess of the outstanding balance of the Obligations. Regardless of any provision hereof or in any other Loan Document, in the absence of gross negligence or willful misconduct by Lender, Lender will not be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of any account.

3.4 Late Charge. At the option of Lender, Borrower will pay Lender, on demand, (i) a late charge equal to 5% of the amount of any portion of the Obligations when such portion of the Obligations is not paid within 10 days following the date such portion of the Obligations is due.

4.	SECURITY.

4.1 Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall, and shall cause the other Obligated Parties to, execute and deliver or cause to be executed and delivered all of the Security Documents required by Lender covering substantially all of the Property of Borrower and the other Obligated Parties, to the extent applicable, as described in such Security Documents (which, together with any other Property and collateral described in the Security Documents, and any other Property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”). Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

4.2 Setoff. If an Event of Default exists, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may determine, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations are then due. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other Property of Borrower now or hereafter held by Lender, including, without limitation, Property held in safekeeping. In addition to Lender’s right of setoff and as further security for the Obligations, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

5.	CONDITIONS PRECEDENT.

5.1 Initial Extension of Credit. The obligation of Lender to make the initial Advance is subject to the condition precedent that Lender shall have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to Lender:

(a) Resolutions. Resolutions of the board of managers of the general partner of Borrower certified by the Secretary or an Assistant Secretary (or other custodian of records) of such general partner of Borrower which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(b) Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and its general partner is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(c) Constituent Documents. The Constituent Documents for Borrower and its general partner certified as of a date acceptable to Lender by the appropriate government officials of the state of incorporation or organization of Borrower and its general partner;

(d) Governmental Certificates. Certificates of the appropriate government officials of the state of organization of Borrower and its general partner as to the existence and good standing of Borrower and its general partner, each dated within ten (10) days prior to the date of the initial Advance;

(e) Note. The Note executed by Borrower;

(f) Security Documents. The Security Documents executed by Borrower and the other parties thereto, including without limitation a security agreement executed by Borrower and a blocked account/lockbox deposit account control agreement and shifting control deposit account agreement executed by Borrower and Hancock Whitney Bank;

(g) Financing Statements. UCC financing statements reflecting Borrower as debtor, and Lender, as secured party, which are required to perfect a Lien which secures the Obligations and covering such Collateral as Lender may request;

(h) Landlord Waivers. Landlord waivers executed by the landlords with respect to Borrower’s places of business located in Fort Worth, Texas, and Odessa, Texas;

(i) Lien Searches. The results of UCC, tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against Borrower in the appropriate filing offices, such search to be as of a date no more than ten (10) days prior to the date of the initial Advance;

(j) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 10.1, to the extent incurred, shall have been paid in full by Borrower; and

(k) Closing Fees. Evidence that the Commitment Fee and any other fees due at closing have been paid.

5.2 All Extensions of Credit. The obligation of Lender to make any Advance (including the initial Advance) is subject to the following additional conditions precedent:

(a) Request for Advance and Borrowing Base Report. Lender shall have received in accordance with this Agreement, as the case may be, an Advance Request Form and Borrowing Base Report (together with any other documentation required pursuant to Section 7.1(c)), in each case pursuant to Lender’s requirements and executed by a Responsible Officer of Borrower;

(b) No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to such Advance;

(c) No Material Adverse Event. No Material Adverse Event has occurred and no circumstance exists that could be a Material Adverse Event;

(d) Representations and Warranties. All of the representations and warranties contained in Section 6 and in the other Loan Documents shall be true and correct on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date; and

(e) Additional Documentation. Lender shall have received such additional approvals, opinions, or documents as Lender or its legal counsel may reasonably request.

Each Advance hereunder shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 5.2 have been satisfied on and as of the date of the applicable Advance.

6. REPRESENTATIONS AND WARRANTIES. To induce Lender to enter into this Agreement, and to make Advances hereunder, and except as set forth on the Schedules hereto, Borrower represents and warrants to Lender that:

6.1 Entity Existence. Borrower (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could result in a Material Adverse Event. Borrower has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents.

6.2 Financial Statements; Etc. Borrower has delivered to Lender reviewed financial statements of Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2017, and unaudited financial statements of Borrower and its Subsidiaries for the one (1)-month period ended December 31, 2018. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. No Material Adverse Event has occurred since the effective date of the financial statements referred to in this Section 6.2. All projections delivered by Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Lender and all such assumptions are disclosed in the projections. Neither Borrower nor any of its Subsidiaries, if applicable, has any material Guarantees, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, or any Hedge Agreement or other transaction or obligation in respect of derivatives, that are not reflected in the most-recent financial statements referred to in this Section 6.2. Other than the Debt listed on Schedule 8.1 and Debt otherwise permitted by Section 8.1, Borrower and each Subsidiary have no Debt.

6.3 Action; No Breach. The execution, delivery, and performance by each of Borrower and each other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable material law, material rule, or material regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any material agreement or material instrument to which such Person is a party or by which it or any of its Properties is bound or subject, or (b) constitute a default under any such material agreement or material instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

6.4 Operation of Business. Each of Borrower and its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing, except as noted on Schedule 6.4.

6.5 Litigation and Judgments. Except as specifically disclosed in Schedule 6.5 as of the date hereof, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting Borrower, any of its Subsidiaries, or any other Obligated Party that could, if adversely determined, result in a Material Adverse Event. There are no outstanding judgments against Borrower, any of its Subsidiaries, or any other Obligated Party.

6.6 Rights in Properties; Liens. Each of Borrower and its Subsidiaries has good and indefeasible title to or valid leasehold interests in its respective Properties, including the Properties reflected in the financial statements described in Section 6.2, and none of the Properties of Borrower or any of its Subsidiaries is subject to any Lien, except as permitted by Section 8.2.

6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower or any other Obligated Party is a party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower or any other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof.

6.9 Taxes. Each of Borrower and its Subsidiaries has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and has paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. Borrower knows of no pending investigation of Borrower or any of its Subsidiaries by any taxing authority or of any pending but unassessed tax liability of Borrower or any of its Subsidiaries.

6.10 Use of Proceeds; Margin Securities. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

6.11 ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA). No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan. No Obligated Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.12 Disclosure. No statement, information, report, representation, or warranty made by Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which is a Material Adverse Event, or which might in the future be a Material Adverse Event that has not been disclosed in writing to Lender.

6.13 Subsidiaries. Borrower has no Subsidiaries other than any subsidiaries formed or acquired after the date of this Agreement and that comply with Section 7.13.

6.14 Agreements. Neither Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction, in each case which could result in a Material Adverse Event. Neither Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

6.15 Compliance with Laws. Neither Borrower nor any of its Subsidiaries is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

6.16 Inventory. All inventory of Borrower and its Subsidiaries has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§ 201-219).

6.17 Regulated Entities. Neither Borrower nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents.

6.18 Environmental Matters.

(a) Each of Borrower and its Subsidiaries, and all of its respective Properties, assets, and operations are in full compliance with all Environmental Laws. Borrower is not aware of, nor has Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of Borrower and its Subsidiaries with all Environmental Laws;

(b) Each of Borrower and its Subsidiaries has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and Borrower and its Subsidiaries are in compliance with all of the terms and conditions of such permits;

(c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the Properties or assets of Borrower or any of its Subsidiaries. The use which Borrower and its Subsidiaries make and intend to make of their respective Properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their Properties or assets;

(d) Neither Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) There are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

(f) Neither Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law. Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g) Neither Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(h) No Lien arising under any Environmental Law has attached to any property or revenues of Borrower or any of its Subsidiaries.

6.19 Intellectual Property. Borrower owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to result in a Material Adverse Event. Borrower will or will cause the appropriate party to maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority, and will or will cause the appropriate party to promptly patent or register, as the case may be, all new Intellectual Property.

6.20 Foreign Assets Control Regulations and Anti-Money Laundering. Each Obligated Party and each Subsidiary of each Obligated Party is and will remain in compliance in all material respects with all United States economic sanctions laws, Executive Orders and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Obligated Party and no Subsidiary, Affiliate, or any director, officer, employee, agent, affiliate or representative of any Obligated Party is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, or included on HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by any other relevant sanctions authority, (c) a Person who is otherwise the target of United States economic sanction laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person, or (d) located, organized or resident in a Designated Jurisdiction.

6.21 Patriot Act. The Obligated Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) all other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

6.22 Solvency. Each of Borrower and each Obligated Party is Solvent and have not entered into any transaction with the intent to hinder, delay or defraud a creditor.

6.23 Anti-Corruption Laws. Each Obligated Party and each Subsidiary of each Obligated Party has conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

7. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder:

7.1 Reporting Requirements. Borrower will furnish to Lender:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the last day of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2018, a copy of the annual audit report of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b) Monthly Financial Statements. As soon as available, and in any event within twenty-five (25) days after the last day of each calendar month, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such month and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, all in reasonable detail certified by a Responsible Officer to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, as of the dates and for the periods indicated therein;

(c) Borrowing Base Report. A Borrowing Base Report, together with copies of all invoices supporting Eligible Accounts, aging reports required by Section 7.1(k), sales and other reports supporting accounts or inventory, and such other information and reports as Lender may request, (i) dated as of Friday of each week and delivered as soon as available and in any event within (5) Business Days after each such Friday, and (ii) dated as of three (3) Business Days prior to the date of any Advance Request Form delivered to Lender and delivered on the date such Advance Request Form is delivered;

(d) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 7.1.(a) and 7.1.(b), a certificate of the chief financial officer of Borrower (i) stating that to the best of such officer’s knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;

(e) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to Borrower or any of its Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or Properties of Borrower or any of its Subsidiaries;

(f) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Borrower or any of its Subsidiaries which, if determined adversely to Borrower or such Subsidiary, could be a Material Adverse Event;

(g) Notice of Default. As soon as possible and in any event within five (5) days after Borrower has knowledge of the occurrence of any Default, a written notice setting forth the details of such Default and the action that Borrower has taken and proposes to take with respect thereto;

(h) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which any Borrower or ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within five (5) days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, a certificate of the chief financial officer of Borrower setting forth the details as to such ERISA Event or Prohibited Transaction and the action that Borrower proposes to take with respect thereto; annually, copies of the notice described in Section 101(f) of ERISA that Borrower or ERISA Affiliate receives with respect to a Plan or Multiemployer Plan; within thirty (30) days following the execution of this Agreement, Borrower and each ERISA Affiliate shall request in writing from each Multiemployer Plan the information described in Sections 101(k) and 101(l) of ERISA and shall provide a copy of such requests to Lender; promptly upon receiving such information from the Multiemployer Plans, provide such information to Lender, and thereafter, such requests and such information shall only be required to be provided upon Lender’s request, which shall be made no more frequently than annually;

(i) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Lender pursuant to any other clause of this Section 7.1;

(j) Notice of Material Adverse Event. As soon as possible and in any event within five (5) days after Borrower has knowledge of the occurrence thereof, written notice of any event or circumstance that could result in a Material Adverse Event; and

(k) Accounts Receivable and Accounts Payable Aging. An account receivable aging, classifying Borrower’s and its Subsidiaries’ domestic and export accounts receivable in categories of 0-30, 31-60, 61-90 and over ninety (90) days from date of invoice, and in such form and detail as Lender shall require, simultaneously with each Borrowing Base Report delivered pursuant to Section 7.1(c)(ii), and, after the last day of each calendar month, as soon as available, and in any event within fifteen (15) days after the end of each such calendar month, and an account payable aging classifying Borrower’s and its Subsidiaries’ accounts payable by categories of 0-30, 31-60 and over sixty (60), from date of invoice, also in such detail as Lender shall reasonably require, and in each case certified by the chief financial officer of Borrower, as soon as available, and in any event within fifteen (15) days after the end of each such calendar month;

(l) Inventory Report. As soon as available, and in any event within fifteen (15) days after the end of each calendar month, an inventory report, in such form and detail as Lender shall reasonably require, certified by the chief financial officer of Borrower; and

(m) General Information. Promptly, certification or such other information concerning Borrower, any of its Subsidiaries, or any other Obligated Party as Lender may from time to time request including, but not limited to, certification regarding or information about the ownership and management of such entities.

All representations and warranties set forth in the Loan Documents with respect to any financial information concerning Borrower or any Guarantor shall apply to all financial information delivered to Lender by Borrower, such Guarantor, or any Person purporting to be an Responsible Officer or other representative of Borrower or such Guarantor regardless of the method of transmission to Lender or whether or not signed by Borrower, such Guarantor, or such Responsible Officer or other representative, as applicable.

7.2 Maintenance of Existence; Conduct of Business. Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in an orderly and efficient manner in accordance with good business practices.

7.3 Maintenance of Properties. Borrower shall, and shall cause each of its Subsidiaries to, maintain, keep, and preserve all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

7.4 Taxes and Claims. Borrower shall, and shall cause each of its Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

7.5 Insurance.

(a) Subject to Section 7.16, Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar Properties in the same general areas in which Borrower and its Subsidiaries operate, provided that in any event Borrower will maintain and cause each of its Subsidiaries to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, reasonably satisfactory to Lender. Each insurance policy covering Collateral shall name Lender as lender loss payee and each insurance policy covering liabilities shall name Lender as additional insured, and each such insurance policy shall, unless otherwise agreed by Lender, provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to Lender. All proceeds of insurance in excess of $10,000 in the aggregate in any fiscal year shall be paid over to Lender for application to the Obligations, unless Lender otherwise agrees in writing in its sole discretion or such proceeds have been contractually agreed to be paid to the lender with respect to a lender or lessor solely with respect to assets subject to a Lien permitted under Section 8.2(h).

(b) With respect to insurance proceeds in excess of $10,000 in the aggregate in any fiscal year, all proceeds of insurance in excess of $10,000, if Lender agrees in writing in its sole discretion, then Borrower may apply the net proceeds of a casualty or condemnation (each a “Loss”) to the repair, restoration, or replacement of the assets suffering such Loss, so long as (i) such repair, restoration, or replacement is completed within one hundred eighty (180) days after the date of such Loss (or such longer period of time agreed to in writing by Lender), (ii) while such repair, restoration, or replacement is underway, all of such net proceeds are on deposit with Lender in a separate deposit account over which Lender has exclusive control, and (iii) such Loss did not cause an Event of Default. If an Event of Default occurs pursuant to which Lender exercises its rights to accelerate the Obligations as provided in Section 9.2 or such repair, restoration, or replacement is not completed within one hundred eighty (180) days of the date of such Loss (or such longer period of time agreed to in writing by Lender), then Lender may immediately and without notice to any Person apply all of such net proceeds to the Obligations, regardless of any other prior agreement regarding the disposition of such net proceeds.

7.6 Inspection Rights. At any reasonable time and from time to time but in any event no less than four (4) times per calendar year, Borrower shall, and shall cause each of its Subsidiaries to, (a) permit representatives of Lender to examine, inspect, review, evaluate and make physical verifications and appraisals of the inventory and other Collateral in any manner and through any medium that Lender considers advisable, (b) to examine, copy, and make extracts from its books and records, (c) to visit and inspect its Properties, and (d) to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, in each instance, at Borrower’s expense.

7.7 Keeping Books and Records. Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

7.8 Compliance with Laws. Subject to Section 7.15, Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

7.9 Compliance with Agreements. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its Properties or business.

7.10 Further Assurances. Borrower shall, and shall cause each of its Subsidiaries and each other Obligated Party to, execute and deliver such further agreements and instruments and take such further action as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Lender in the Collateral.

7.11 ERISA. Borrower shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

7.12 Depository Relationship. Borrower will, and will cause each of its Subsidiaries to, maintain all deposit accounts, investment accounts, and commodities accounts with Hancock Whitney Bank or another financial institution acceptable to Lender, in each case subject to control agreements in favor of Lender in form and substance acceptable to Lender.

7.13 Additional Guarantors. Borrower shall notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and any event within ten (10) days) cause such Person to (a) become a Guarantor by executing and delivering to Lender a Guaranty, (b) execute and deliver all Security Documents requested by Lender pledging to the Secured Parties all or substantially all of its Property (subject to such exceptions as Lender may permit) and take all actions required by Lender to grant to the Secured Parties a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be requested by Lender, and (c) deliver to Lender such other documents and instruments as Lender may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Lender.

7.14 Subordination of Affiliated Debt. Borrower will cause all Debt and any other amounts subject to Section 8.4 owed or otherwise payable to any owners, managers, or other Affiliates of Borrower to be subordinated to the Obligations, in each case subject to terms and conditions in form and substance satisfactory to Lender.

7.15 Anti-Corruption Laws. Borrower shall, and shall cause each of its Subsidiaries to, conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.16 Post-Closing Matters. Borrower will:

(a) Within 30 days of the date hereof, deliver to Lender corrected copies of insurance certificates in form and substance acceptable to Lender describing all insurance policies and other matters required by Section 7.5;

(b) Within 30 days of the date hereof, deliver to Lender lender loss payee and additional insured endorsements or other evidence of the same required pursuant to Section 7.5;

(c) Within 30 days of the date hereof, deliver to Lender landlord waivers executed by the landlords with respect to Borrower’s places of business located in Fort Worth, Texas, and Odessa, Texas; and

(d) Use commercially reasonable best efforts to, within 45 days of the date hereof, deliver to Lender bailee or similar agreements in form and substance acceptable to Lender with respect to each location where any inventory of Borrower is held with a bailee, consignee, or other third-party.

8. NEGATIVE COVENANTS. Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder:

8.1 Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:

(a) Debt to Lender;

(b) Existing Debt described on the Schedule 8.1;

(c) Subordinated Debt; and

(d) Purchase money Debt and Capitalized Lease Obligations.

8.2 Limitation on Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) Existing Liens disclosed on Schedule 8.2;

(b) Liens in favor of the Secured Parties;

(c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or its Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established;

(e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

(f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business;

(g) Liens in favor of deposit banks on deposit accounts, to the extent permitted by and in accordance with a deposit account control agreement in favor of Lender;

(h) Purchase money Liens on specific property to secure Debt used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased property, in each case to the extent permitted in Section 8.1(d); and

(i) Liens securing Subordinated Debt.

8.3 Mergers, Etc. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate.

8.4 Restricted Payments. Borrower shall not, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its equity interests, or redeem, purchase, retire, call, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of Borrower or another Subsidiary of Borrower, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or make any management fee or similar payments or loans to Affiliates, or incur any obligation (contingent or otherwise) to do any of the foregoing, in each case without the consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, annually, but only so long as Borrower is treated as a partnership, disregarded entity or other pass-through entity for federal income tax purposes, Borrower may make Permitted Tax Distributions, provided that no Default exists or will exist after giving effect to the payment thereof.

8.5 Loans and Investments. Borrower shall not make, and shall not permit any of its Subsidiaries to, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by either (i) any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00 or (ii) Lender;

(c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service; and

(d) so long as no Event of Default exists or would result therefrom, Permitted Acquisitions.

8.6 Limitation on Issuance of Equity. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign, or otherwise dispose of (a) any of its stock or other equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its stock or other equity interests, or (c) any option, warrant, or other right to acquire any of its stock or other equity interests.

8.7 Transactions with Affiliates. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or such Subsidiary.

8.8 Disposition of Assets. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of any of its assets, except (a) dispositions of inventory in the ordinary course of business or (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business.

8.9 Sale and Leaseback. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

8.10 Prepayment of Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Debt, except the Obligations.

8.11 Nature of Business. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses in which they are engaged as of the date hereof or businesses that are substantially similar. Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in its credit collection policies if such change would materially impair the collectability of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

8.12 Environmental Protection. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (a) use (or permit any tenant to use) any of their respective Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material in violation of Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of Environmental Laws, or (d) otherwise conduct any activity or use any of their respective Properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower or any of its Subsidiaries would be responsible.

8.13 Accounting. Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Lender, or (b) in tax reporting treatment, except as required by law and disclosed to Lender.

8.14 No Negative Pledge. Borrower shall not, and shall not permit any of its Subsidiaries or any Obligated Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits Borrower, any of its Subsidiaries, or any Obligated Party from creating or incurring a Lien on any of its Property, revenues, or assets, whether now owned or hereafter acquired, or the ability of any of its Subsidiaries, or any Obligated Party to make any payments, directly or indirectly, to Borrower by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals, or otherwise.

8.15 Subsidiaries. Borrower shall not, directly or indirectly, form or acquire any Subsidiary unless such Subsidiary complies with the requirements of Section 7.13.

8.16 Hedge Agreements. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Hedge Agreement.

8.17 OFAC. Borrower shall not, and shall not permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Section 6.20 and Section 6.21. Borrower shall not directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity of Sanctions.

8.18 Amendment of Constituent Documents. Borrower shall not, and shall not permit any of its Subsidiaries to, (a) violate the provisions of its Constituent Documents, or (b) modify, repeal, replace or amend any provision of its Constituent Documents.

8.19 Anti-Corruption Laws. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

9.	DEFAULT.

9.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due;

(b) Borrower shall fail to provide to Lender any notice of Default as required by Section 7.1(g) of this Agreement or Borrower shall breach any provision of Section 8 of this Agreement;

(c) Any representation or warranty made or deemed made by Borrower or any other Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(d) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by another section of this Section 9), and, if such Default is subject to cure, such failure continues for more than ten (10) days following the date such failure first began;

(e) Borrower, any of its Subsidiaries, or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(f) An involuntary proceeding shall be commenced against Borrower, any of its Subsidiaries, or any other Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days;

(g) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment;

(h) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any of its Subsidiaries, any other Obligated Party or any of their respective equity holders, or Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien upon any of the Collateral purported to be covered thereby;

(i) Any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Lender subject Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U.S. Department of Labor, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to result in a Material Adverse Event;

(j) Borrower, any Guarantor or any other Obligated Party that is an individual shall have died or have been declared incompetent by a court of proper jurisdiction;

(k) Borrower, any of its Subsidiaries, or any other Obligated Party, or any of their Properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(l) Wilks Best Flow, LLC, shall cease to own at least seventy-five percent (75%) of all voting equity interests in and otherwise control the management of Borrower and its general partner;

(m) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $100,000 against any of its assets or Properties;

(n) A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate shall be rendered by a court or courts against Borrower, any of its Subsidiaries, or any other Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and Borrower, such Subsidiary, or such Obligated Party shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(o) The subordination provisions related to any Subordinated Debt or any other agreement, document or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions; or

(p) Lender determines that a Material Adverse Event has occurred or a circumstance exists that could reasonably be expected to result in a Material Adverse Event.

9.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, then Lender may without notice terminate the Commitment or declare the Obligations or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 9.1(e) or (f), the Commitment will automatically terminate, and the Obligations shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may foreclose any Liens and security interests securing the Obligations and/or exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise, and the same (i) may be cumulative and concurrent, (ii) may be pursued separately, singly, successively, or concurrently against Borrower, any Obligated Party, or others obligated for the repayment of the Obligations or any part hereof, in each case at the sole discretion of Lender, (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise, discontinuance of the exercise of or failure to exercise any of the same will in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse, and (iv) are intended to be, and shall be, nonexclusive. All rights and remedies of Lender hereunder and under the other Loan Documents shall extend to any period after the initiation of foreclosure proceedings, judicial or otherwise. No failure to accelerate any Obligations by reason of any Event of Default, acceptance of a partial or past due payment, or indulgences granted from time to time is to be or may be construed (a) as a reinstatement of any Obligations or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Agreement or any other Loan Document, or (b) to prevent the exercise of such right of acceleration or any other right granted under this Agreement or any other Loan Document, or by any applicable laws. Borrower hereby expressly waives and relinquishes the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. The failure to exercise any remedy available to Lender is not to be and will not be deemed to be a waiver of any rights or remedies of Lender under this Agreement or under any of the other Loan Documents, or at law or in equity. No extension of the time for the payment of any Obligations or portion thereof, made by agreement with any person now or hereafter liable for the payment of any such Obligations, will operate to release, discharge, modify, change or affect the original liability of Borrower and/or any other Obligated Party with respect to the Obligations, either in whole or in part, unless Lender specifically, unequivocally and expressly agrees otherwise in writing.

9.3 Application of Funds. Except as expressly provided herein to the contrary, all payments with respect to the Obligations will be applied in the following order of priority: (a) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which either Borrower or any other Obligated Party is obligated or Lender shall be entitled pursuant to the provisions of this Agreement or any other Loan Document; (b) the payment of accrued but unpaid interest hereon; and (c) the payment of all or any portion of the principal balance hereof then outstanding hereunder, in the direct order of maturity. If an Event of Default exists or after the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable, any amounts received on account of the Obligations may be applied by Lender in such order as it elects in its sole discretion and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity.

9.4 Performance by Lender. If Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, then Lender may perform or attempt to perform such covenant or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay to Lender any amount expended by Lender in connection with such performance or attempted performance, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of Borrower under this Agreement or any other Loan Document.

10.	MISCELLANEOUS

10.1 Expenses. Borrower hereby agrees to pay on demand: (a) all costs and expenses of Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender; (b) all costs and expenses of Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Lender; (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents; (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (e) all other costs and expenses incurred by Lender in connection with (i) this Agreement or any other Loan Document, (ii) the servicing and administration of the Obligations, (iii) any litigation, dispute, suit, proceeding or action arising from or related to the Obligations or any Loan Document, or (iv) the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrower.

10.2 INDEMNIFICATION. BORROWER HEREBY AGREES TO INDEMNIFY LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS (COLLECTIVELY, THE “INDEMNIFIED PARTIES” AND INDIVIDUALLY AN “INDEMNIFIED PARTY”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (a) ANY OF THE LOAN DOCUMENTS INCLUDING THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (b) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (c) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (d) ANY ACTION TAKEN OR NOT TAKEN BY LENDER (OR ANY TRUSTEE UNDER ANY SECURITY INSTRUMENT) THAT IS ALLOWED OR PERMITTED UNDER ANY OF THE LOAN DOCUMENTS, INCLUDING THE PROTECTION OR ENFORCEMENT OF ANY LIEN, SECURITY INTEREST, OR OTHER RIGHT, REMEDY, OR RECOURSE CREATED OR AFFORDED BY THE LOAN DOCUMENTS OR AT LAW OR IN EQUITY, (e) ANY DISPUTE AMONG OR BETWEEN ANY OF THE OBLIGATED PARTIES OR BETWEEN OR AMONG ANY PARTNERS, VENTURERS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, MANAGERS, TRUSTEES, OR OTHER RESPONSIBLE PARTIES OF BORROWER IF BORROWER IS A GENERAL PARTNERSHIP, LIMITED PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, ASSOCIATION, TRUST, OR OTHER BUSINESS ENTITY, (f) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, OR (g) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING INCLUDING THOSE BROUGHT OR INITIATED BY BORROWER. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY

OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE INDEMNIFIED PARTIES BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE STRICT LIABILITY, SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES.

LENDER MAY EMPLOY AN ATTORNEY OR ATTORNEYS OF ITS OWN CHOOSING TO PROTECT OR ENFORCE ITS RIGHTS, REMEDIES, AND RECOURSES, AND TO ADVISE AND DEFEND THE INDEMNIFIED PARTIES WITH RESPECT TO THOSE ACTIONS AND OTHER MATTERS. BORROWER SHALL REIMBURSE LENDER FOR THE ATTORNEYS’ FEES AND EXPENSES (INCLUDING EXPENSES AND COSTS FOR EXPERTS AND/OR CONSULTANTS) OF THE INDEMNIFIED PARTIES IMMEDIATELY ON RECEIPT OF WRITTEN DEMAND FROM LENDER, WHETHER ON A MONTHLY OR OTHER TIME INTERVAL, AND WHETHER OR NOT AN ACTION IS ACTUALLY COMMENCED OR CONCLUDED. ALL OTHER REIMBURSEMENT AND INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT SHALL BECOME DUE AND PAYABLE WHEN ACTUALLY INCURRED BY LENDER OR ANY OF THE OTHER THE INDEMNIFIED PARTIES. ANY PAYMENTS NOT MADE WITHIN TEN (10) DAYS AFTER WRITTEN DEMAND FROM LENDER SHALL BEAR INTEREST AT THE DEFAULT RATE FROM THE DATE OF THAT DEMAND UNTIL FULLY PAID. THE PROVISIONS OF THIS SECTION 10.2 SHALL SURVIVE REPAYMENT AND PERFORMANCE OF THE OBLIGATIONS, THE RELEASE OF ANY LIENS SECURING THE OBLIGATIONS, ANY FORECLOSURE (OR ACTION IN LIEU OF FORECLOSURE), THE TRANSFER BY BORROWER OF ANY OF ITS RIGHTS, TITLE, AND INTERESTS IN OR TO ANY COLLATERAL SECURING THE OBLIGATIONS, AND THE EXERCISE BY LENDER OF ANY OR ALL REMEDIES SET FORTH IN ANY LOAN DOCUMENT.

10.3 Limitation of Liability. Neither Lender nor any Affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages (including any claim for loss of profits, revenue or business) suffered or incurred by Borrower or any other Obligated Party, however caused and based on any theory of liability in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents or the conduct, acts, or omissions of Lender or any of its agents in the negotiation, administration, or enforcement thereof. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents or the conduct, acts, or omissions of Lender or any of its agents in the negotiation, admiration, or enforcement of this Agreement or any of the other Loan Documents.

10.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

10.5 Lender Not Fiduciary. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

10.6 Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender. Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

10.7 No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

10.8 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights, duties, or obligations under this Agreement or the other Loan Documents without the prior written consent of Lender.

10.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 10.1, and 10.2 shall survive repayment of the Obligations and termination of the Commitment.

10.10 Amendment. The provisions of this Agreement and the other Loan Documents to which Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

10.11 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient or (b)(i) if delivered by hand or courier; (ii) if delivered by mail, four (4) business days after deposit in the mail, postage prepaid; (iii) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (iv) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below), when delivered; provided, however, that notices and other communications pursuant to Section 2 shall not be effective until actually received by Lender. Electronic mail and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

10.12 Governing Law; Venue; Service of Process. THIS AGREEMENT AND ANY CONTROVERSY, DISPUTE, CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, ANY BREACH THEREOF, THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY OTHER DISPUTE BETWEEN OR AMONG LENDER AND ANY OF THE OBLIGATED PARTIES (WHETHER IN CONTRACT, TORT, OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS UNDER FEDERAL LAW. THIS AGREEMENT HAS BEEN ENTERED INTO IN TARRANT COUNTY, TEXAS, AND IS PERFORMABLE FOR ALL PURPOSES IN TARRANT COUNTY, TEXAS. THE PARTIES HEREBY AGREE THAT ANY LAWSUIT, ACTION, OR PROCEEDING THAT IS BROUGHT (WHETHER IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, OR THE ACTS, CONDUCT, OR OMISSIONS OF LENDER OR ANY OF ITS AGENTS, SUCCESSORS OR ASSIGNS OR OF ANY OF THE OBLIGATED PARTIES IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS SHALL BE BROUGHT IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN TARRANT COUNTY, TEXAS. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH LAWSUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND (c) FURTHER WAIVES ANY CLAIM THAT IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREE THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AT THE ADDRESS FOR NOTICES REFERENCED IN SECTION 10.11 HEREOF.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.14 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

10.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

10.16 Participations; Etc. Lender shall have the right at any time and from time to time to grant participations in, or sell and transfer all or any part of, the Obligations and any Loan Documents. Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by Lender regarding Borrower and its Subsidiaries, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

10.17 Construction. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender.

10.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

10.19 WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO A TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT SUCH RIGHT MAY BE WAIVED. LENDER AND BORROWER, AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, AND EXPRESSLY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING IN ANY WAY TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONDUCT, ACTS OR OMISSIONS OF LENDER OR ANY OBLIGATED PARTY IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.19.

10.20 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable law governing the maximum rate or amount of interest payable on the indebtedness evidenced by the Agreement, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to this Agreement, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of any Obligations and/or any and all Debt paid or payable by Borrower to Lender pursuant to any Loan Document (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of any Obligations and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender is to be credited on the principal balance of any Advances and/or the Related Indebtedness (or, if all Advances and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of this Agreement and the other Loan Documents will be immediately deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Advances or Related Indebtedness have been paid in full before the end of the stated term thereof, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Obligations to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by this Agreement or any other Loan Document and/or the Related Indebtedness will, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Obligations and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Obligations and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Obligations and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) apply to this Agreement or any other Loan Document and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

10.21 Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Obligations, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

10.22 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Lender to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

10.23 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows]

EXECUTED to be effective as of the date first written above.

BORROWER:

BEST FLOW LINE EQUIPMENT, L.P.

By:	BEST VENTURES, LLC, its general partner

	By:	/s/ Thomas Dunavant
	Name:	Thomas Dunavant
	Title:	Senior Vice President — Finance & Accounting

Address for Notices:

9298 Baythorne Dr.
Houston. TX 77041
Fax No.: 713.690.4613
Telephone No.: 713.690.4511
Attention: Thomas Dunavant
Email: thomas.dunavant@bestflowline.com

Signature Page to

Equify Financial/Best Flow

Credit Agreement

LENDER:

EQUIFY FINANCIAL, LLC

By:	/s/ Patrick Hoiby
	Name:	Patrick Hoiby
	Title:	President

Address for Notices:
777 Main Street, Suite 3900
Fort Worth, TX 76102
Fax No.: (817) 490-6898
Telephone No.: (817) 490-6816
Attention: Michael Davied
e-mail: michael.davied@equifyllc.com

Signature Page to

Equify Financial/Best Flow

Credit Agreement

EXHIBIT A

BORROWING BASE REPORT

EXHIBIT B

COMPLIANCE CERTIFICATE

Exhibit B – Page 1

EXHIBIT C

NOTE

Exhibit C – Page 1

Signature Page to Note

(Equify/Best Flow)

SCHEDULE 6.4

BUSINESS OPERATIONS

Schedule 6.4 – Page 1

SCHEDULE 6.5

LITIGATION AND JUDGMENTS

Schedule 6.5 – Page 1

SCHEDULE 8.1

EXISTING DEBT

Schedule 8.1 – Page 1

SCHEDULE 8.2

EXISTING LIENS

Schedule 8.2 – Page 1